Exhibit 99.1

CORPORATE PARTICIPANTS

Steven E. Nielsen Dycom Industries, Inc. - Chairman, CEO and President
Timothy R. Estes Dycom Industries, Inc. - Executive Vice President and COO
H. Andrew DeFerrari Dycom Industries, Inc. - CFO, SVP and Treasurer
Richard B. Vilsoet Dycom Industries, Inc. - VP, General Counsel and Corporate Secretary

CONFERENCE CALL PARTICIPANTS

Adam Robert Thalhimer Thompson Davis & Company, Inc., Research Division - Director of Research
Alexander John Rygiel FBR Capital Markets & Co., Research Division - Director of Research
Charles Matthew Duncan Stephens Inc., Research Division - MD
Jennifer Murtaugh Fritzsche Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst
John J. Klobusicky FMA Advisory, Inc. - Co-CIO and Portfolio Manager
Noelle C. Dilts Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst
Tahira Afzal KeyBanc Capital Markets Inc., Research Division - MD, Associate Director of Equity Research, and Equity Research Analyst
William James Newby D.A. Davidson & Co., Research Division - Research Associate

PRESENTATION

Operator

(Operator Instructions)

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Good morning, everyone. I'd like to thank you for attending this conference call to review our fourth quarter fiscal 2017 results.

Before we begin the call, our thoughts and prayers are with our fellow Americans suffering from the winds and floods of Hurricane Harvey. Please reflect on the heroic work done as neighbors are helping neighbors not because they have to, but because a crisis like this always brings out the very best in our nation.

Going to Slide 3. During this call, we will be referring to a slide presentation, which can be found on our website's Investor Relations' main page. Relevant slides will be identified by number throughout our presentation.

Today, we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I'll turn the call over to Rick Vilsoet.

Richard B. Vilsoet - Dycom Industries, Inc. - VP, General Counsel and Corporate Secretary

Thank you, Steve. Except for historical information, the statements made by company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the company's outlook, are based on management's current expectations, estimates and projections and involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties are more fully described in the company's annual report on Form 10-K for the year ended July 30, 2016, and other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking statements.

Steve?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Thanks, Rick. Now moving to Slide 4 and a review of our fourth quarter results. As you review our results, please note that we have presented in our release and comments certain revenue amounts, excluding revenues from businesses acquired during the fourth quarter of fiscal 2016 and third quarter of fiscal 2017, Adjusted EBITDA, Adjusted General and Administrative expenses, Adjusted Net Income and Adjusted Diluted Earnings Per Share, all of which are non-GAAP financial measures.
See Slides 13 through 19 for a reconciliation of non-GAAP measures to GAAP measures.

Additionally, see Slide 14 for a calculation of non-GAAP organic revenue for the fourth quarter of fiscal 2016 that has been adjusted to exclude the impact of the incremental 14th week and the quarter's acquired revenues. Revenue was $780.2 million, an increase of 6.5% after adjusting for last year's additional week. Organic revenue grew 4.6%. This quarter reflected an increase in demand from 2 key customers as we deployed 1 gigabit wireline networks and grew core market share, offset by a near-term moderation by a large customer. Gross margins were 22.21% of revenue, reflecting solid operating performance. Adjusted general and administrative expenses improved year-over-year, decreasing 16 basis points. All of these factors produced Adjusted EBITDA of $118 million or 15.1% of revenue and Adjusted Diluted Earnings Per Share of $1.47 compared to $1.64 in the year-ago quarter. Operating cash flow improved significantly, totaling $149.9 million in the quarter. Liquidity was strong as cash and availability under our credit facility was $439.9 million at the end of the quarter as all outstanding draws on the revolving portion of our credit facility were repaid during the quarter.

Going to Slide 5. Today, a number of major industry participants are deploying significant wireline networks across broad sections of the country. These networks are generally designed to provision bandwidth enabling 1 gigabit speeds to individual consumers.

In addition, emerging wireless technologies are now beginning to drive significant incremental wireline deployments. It is clear that a complementary wireline investment cycle will be required to facilitate what is expected to be a decades-long deployment of fully converged wireless/wireline networks. Notably, one industry participant has begun to invest in the wireline infrastructure required to enable fully converged wireless/wireline networks. The industry effort required to deploy these converged networks has, and will, meaningfully broaden our set of opportunities. Total industry opportunities in aggregate, were already without precedent in our experience prior to this development. We are providing program management, planning, engineering and design, aerial and underground construction and fulfillment services for 1 gigabit deployments. These services are being provided across the country and dozens of metropolitan areas to a number of customers.

In addition, we have secured a number of converged wireless/wireline multiuse network deployments across the country. Planning, engineering and limited construction have begun. Engineering and construction activity is expected to increase throughout the balance of calendar 2017 and accelerate into calendar 2018. Customers are continuing to reveal with more specificity new multiyear initiatives that are being planned and managed on a market-by-market basis.

Our ability to provide integrated planning, engineering and design, procurement and construction and maintenance services is of particular value to those industry participants with projects outside of their traditional geographic service territories. As with prior initiations of large-scale network deployments, particularly those occurring during periods of customer M&A activity, we expect some normal timing uncertainty and customer spending modulations as network deployment strategies evolve. We remain confident that our competitively unparalleled scale and market share as well as our financial strength position us well to deliver valuable service to our customers and robust returns for our shareholders.

Now moving to Slide 6. We experienced the effects of a strong overall industry environment during the quarter, but saw some moderation over the summer after a strong start to the calendar year. Organic revenue grew 4.6%. Our top 5 customers combined produced 75.7% of revenue, increasing 7.4% organically, while all other customers decreased 3.5% organically. Of note, this quarter marks our 11th consecutive quarter of organic growth.

AT&T was our largest customer at 21% of total revenue or $163.5 million. A near-term decline in wireline services was offset in part by growth in wireless services. Revenue from CenturyLink was $157 million or 20.1% of revenue. CenturyLink was our second largest customer and grew organically 52.8%. Revenue from Comcast was $153.1 million or 19.6% of revenue and grew organically 44.9%. Comcast was our third largest customer. Verizon was Dycom's fourth largest customer for the quarter, 10% of revenue or $78.3 million. And finally, revenue from Windstream was $38.8 million or 5% of revenue. Windstream was our fifth largest customer.

We are pleased that we have continued to gain profitable market share, extend our geographic reach and expand our program management and network planning services. In fact, over the last several years, we have meaningfully increased the long-term value of our maintenance business, a trend which we believe will parallel our deployment of 1 gigabit in wireless/wireline converged networks as those deployments dramatically increase the amount of outside plant network that must be maintained.

Going to Slide 7. Backlog at the end of the fourth quarter was $6.016 billion versus $5.47 billion at the end of the third quarter of 2017, an increase of approximately $546 million. Of this backlog, approximately $2.794 billion is expected to be completed in the next 12 months. We are particularly pleased with the increase in our next 12 months backlog as it clearly foreshadows resumed growth during calendar 2018. Both backlog calculations reflect strong performance as we booked new work and renewed existing work. Of particular note, during the quarter backlog -- during the quarter, backlog associated with wireless services grew significantly. We continue to anticipate substantial future opportunities across a broad array of our customers.

For Comcast, we renewed construction and maintenance service agreements in Washington, Oregon, California, New Mexico and Colorado and secured a construction services agreement in Alabama. From AT&T, we received wireless construction services agreements for Texas, Kentucky, Mississippi, Alabama, Georgia and Florida and construction services agreements in California and Tennessee. With Charter, we renewed construction and maintenance service agreements in Texas, Illinois, Tennessee, Alabama and North Carolina. From Frontier, we secured a construction and maintenance services agreement in California. And finally, we secured rural and municipal broadband projects in North Dakota, Minnesota and Virginia. Headcount increased during the quarter to 14,227.

Now I will turn the call over to Drew for his financial review and outlook.

H. Andrew DeFerrari - Dycom Industries, Inc. - CFO, SVP and Treasurer

Thanks, Steve, and good morning, everyone. Going to Slide 8. Contract revenues for Q4 '17 were $780.2 million and organic revenue grew 4.6%, reflecting strong growth by 2 key customers offset by near-term moderation by another large customer. Acquired businesses contributed $19.3 million of revenue in the current period. Adjusted EBITDA was solid at $118 million in Q4 '17. As a percentage of revenue, Adjusted EBITDA was in line with our expectations at 15.1% of revenue. As expected, our mix of work during Q4 '17 included a greater portion of jobs where we provide materials for the customer. And that mix impacted the gross margin, which decreased 101 basis points year-over-year.

G&A expense improved 16 basis points to 7.6% of revenue in Q4 '17 compared to Adjusted G&A expense in Q4 '16. Non-GAAP Adjusted Diluted EPS in the 13 weeks of Q4 '17 was $1.47 per share compared to $1.64 in the 14 weeks ended Q4 '16.

Now moving to Slide 9. Our balance sheet and financial profile continue to reflect the strength of our business. We ended the quarter with $367.7 million of term loans outstanding and no revolver borrowings on our senior credit facility. Our liquidity is robust at $439.9 million at the end of the quarter, consisting of availability from our credit facility and cash on hand. Operating cash flows were strong at $149.9 million during Q4 '17. The combined DSOs of accounts receivable and cost in excess of billings were 87 days for Q4 '17, which represents a 3-day sequential decline from last quarter, reflecting solid cash collections and billings during the quarter.

Capital expenditures were $60.1 million during Q4 '17 net of disposal proceeds, and gross CapEx was $66 million. As we look ahead to fiscal year 2018, capital expenditures net of disposals are expected to range from $175 million to $185 million, with the majority of the spend in the back half of the fiscal year. In summary, we are well positioned with a strong balance sheet and ample liquidity.

Going to our outlook on Slides 10 and 11. As we look ahead to the next 2 quarters, our expectations have been tempered to reflect the trend in customer spending we experienced in Q4 '17. As reflected in our next 12-month backlog, we do continue to see a broad set of customer opportunities.

For Q1 '18, we currently expect revenues which range from $715 million to $745 million, reflecting near-term moderation by a large customer, offset in part by solid demand from other customers. We expect continued 1 gigabit deployments, fiber-deep cable capacity projects and initial phases of fiber deployments for newly emerging wireless technologies. This outlook includes approximately $5 million of revenue from the business acquired in Q3 '17.

Gross margin percent is expected to decrease compared to Q1 '17, reflecting pressure from the near-term revenue decline and the impact of cost associated with the initiation of customer programs.

G&A expense as a percent of revenue is expected to increase compared to Q1 '17 from higher share-based compensation related to the vesting schedule awards and the impact on operating leverage at the lower expected level of revenue in Q1 '18. Share-based compensation included in G&A expense is estimated $7.4 million in Q1 '18 compared to $5.7 million Q1 '17.

Depreciation and amortization is expected to range from $42 million to $42.8 million and includes amortization of $6.3 million. Higher depreciation results from fleet expansion that increases our capacity and from the normal replacement cycle of fleet assets. Adjusted interest expense is expected at approximately $5.1 million, excluding $4.5 million of interest in Q1 '18 for the noncash amortization of the debt discount on our notes. Other income, net is expected to range from $3.1 million to $3.7 million. These factors are expected to generate an Adjusted EBITDA margin percent which decreases from the Q1 '17 result and non-GAAP earnings ranging from $0.81 to $0.96 per diluted share. We expect approximately 31.9 million diluted shares during Q1 '18.

Now going to Slide 11. For Q2 '18, our outlook reflects an expectation of revenue decline of low to mid-single digits compared to Q2 '17 revenues. This outlook includes revenue of approximately $5 million in Q2 '18 from the business acquired during the third quarter of 2017. We expect the continuation in Q2 '18 of the drivers evident in Q1 '18.

We expect gross margins to be in line with the Q2 '17 margin, reflecting the expected mix of work activity and the near-term margin impacts as we initiate customer programs.

G&A expense as a percent of revenue is expected to increase year-over-year. Noncash stock-based compensation included in G&A expense is estimated at approximately $6.2 million. We also expect depreciation and amortization to range from $41.8 million to $42.6 million; adjusted interest expense of approximately $5.2 million, excluding $4.6 million of interest in Q2 '18 for the noncash amortization of the debt discount on our notes; and other income, net to range from $0.4 million to $1.0 million. This outlook is expected to generate an Adjusted EBITDA margin percent, which decreases modestly from the Q2 '17 result. We expect approximately 32.1 million diluted shares during Q2 '18.

On a final note, the effective tax rate and the outlook provided for both quarters is expected to be approximately 38%. With the adoption of new accounting pronouncements in fiscal '18, we will begin to recognize the tax effects related to the settlement of share-based awards as a component of income tax expense rather than a component of shareholders' equity. We expect the application of this new accounting pronouncement will cause greater variations in our effective tax rate in future periods for GAAP reporting purposes and we will highlight meaningful variances when they occur.

Now I will turn the call back to Steve.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Thanks, Drew. Moving to Slide 12. Within the growing economy, we experienced the effects of a strong industry environment and capitalized on our significant strengths. First and foremost, we maintain strong customer relationships throughout our markets. We continue to win and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening. Telephone companies are deploying fiber-to-the-home to enable video offerings in 1 gigabit high-speed connections. Cable operators are deploying fiber to small and medium businesses and enterprises. These deployments are often in anticipation of the customer sales process as confidence in the number of existing customers continue to increase. Fiber-deep deployments to expand capacity as well as new-build opportunities and overall capital expenditures are increasing. Dramatically increased speeds of consumers are being provisioned. Fiber deployments in contemplation of emerging wireless technologies have begun in many regions of the country. More are expected. Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance business. In addition, we are increasingly providing integrated planning, engineering and design, procurement and construction and maintenance services, creating more visibility around future revenue streams.

Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. While we are disappointed with some near-term revenue softness, we remain encouraged that our major customers possess significant financial strength and are committed to multiyear capital spending initiatives. These initiatives are increasing in number across a number of customers. An improving regulatory environment is supportive of these initiatives. We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees and the experience of our management team as we grow our business and capitalization.

Now, John, we will open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And first, we'll go to the line of Tahira Afzal with KeyBanc Capital Markets.

Tahira Afzal - KeyBanc Capital Markets Inc., Research Division - MD, Associate Director of Equity Research, and Equity Research Analyst

So I guess a first question for me is, I know you had 2 large customers who gave you some pretty considerable awards this quarter, and you had one that modulated. Is there any overlap on the 3 different customers?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Tahira, I'm not sure I fully understand the question, right? We talked with the revenue side that there was moderation with one large customer. We did receive orders -- large backlog orders from that customer as well as others.

Tahira Afzal - KeyBanc Capital Markets Inc., Research Division - MD, Associate Director of Equity Research, and Equity Research Analyst

Got it, okay. So that's what I wanted to find out, whether one of those key customers were starting to still pick up on the work side. So that was my first question, Steve. I guess the second question for me. As you look out to some of the timing element that we have between the converged networks, obviously, the first quarter caught you by surprise. I mean, as you look out to the third and fourth quarter, how comfortable are you in terms of how the recovery happens in terms of an inflection? Should we have confidence that third quarter could be a revenue inflection point for you? Or should we be assuming that in the near term still and in the medium term, there might be some nuances?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes. So with respect to the first quarter, I think this was in Drew's comments. It was really not around the ramp-up on the converged networks. I think that has proceeded very much as we expected. It was really a little more softness from the customer that we had that softness with in the fourth quarter. And we have pretty good idea what next calendar looks like, and we see that customer resuming growth next year. I think with any large programs, there's always some uncertainty around permitting, final design and the normal things it takes to settle in. I think as we get into next calendar year, the customer has aggressive time lines. We know what the milestones are, and we will have a substantial pickup in activity to meet the customers' expectations.

Operator

Our next question is from Matt Duncan with Stephens.

Charles Matthew Duncan - Stephens Inc., Research Division - MD

So Steve, on the awards that you guys talked about and the nice -- really nice backlog growth that you saw this quarter, I noticed there wasn't a mention of Verizon. And I'm assuming that One Fiber is going to ramp pretty rapidly next year. Are you starting to see those guys award contracts as we're moving through time here?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So Matt, I think what we can say about Verizon One Fiber is Verizon has acknowledged that we're a participant in the program publicly. Beyond that, we're bound by a nondisclosure agreement as to the specifics of our involvement. Although -- where we have received awards from any customer, whether we're under an NDA or not, they are reflected in our backlog and our outlook.

Charles Matthew Duncan - Stephens Inc., Research Division - MD

Sure, all right. And then on AT&T, I mean, that's obviously the large customer we're talking about that's lower here in the short term. Their number of passings was up in their June quarter versus their March quarter, and they're talking about passing the same number of homes in the back half of the year as the first half of the year. So should we look at the slower spend level there with you guys right now as areas outside of AT&T fiber being slower? Or is the construction work that they're doing, the homes that they're passing, maybe in geographies where you guys maybe don't have a contract?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So we work for them in a number of geographies around the country. We have some that we're more over-indexed to. I think the thing that you always have to be careful with on these large programs, and this is my general comment not just directed to one customer, is when they count homes passed in terms of completion, when they're available for service, when they're marketed for service, there's a whole bunch of different ways you can mention the numbers. And from a construction perspective, right, we're early in that process. And so sometimes, it's a little hard from the outside to gain directional sense. But what I would tell you is on the construction side in the areas that we're involved, it's lower now than it was. But we're pretty confident it's going to pick up significantly for them to hit their objectives as they go forward in '18 and '19.

Charles Matthew Duncan - Stephens Inc., Research Division - MD

Okay. So then to tie a bow around this, Steve, as I look out at the 12-month backlog numbers, your guide for the next 2 quarters, your commentary about what you're expecting from T, it doesn't look -- sound like you got much One Fiber stuff in backlog yet and that should be coming. So going back to what Tahira was talking about, is it safe for us to assume that there's almost got to be a pretty substantial inflection point in your April quarter for that 12-month backlog number and total backlog number doing what they've been doing to make a lot of sense? Is that the way you see things shaping?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, we'll parse it out just in pieces. So we're -- we believe that in the next calendar year, the growth will resume. So that's number one. The timing of exactly how it plays out per year, we believe that the year will be up. We're not providing guidance, but that's given the opportunities that we see and what we have in backlog. Once again, we're limited in what we can say about customers for whom we have NDAs. But I would not presume that the lack of disclosure says that we're not very actively involved with customers.

Operator

Next, we'll go to Alex Rygiel with FBR & Co.

Alexander John Rygiel - FBR Capital Markets & Co., Research Division - Director of Research

Steve, going back to your 12-month backlog. It sounded like you had a lot of confidence in that it moved nicely sequentially and year-over-year. Is your 12-month backlog with your top 5 customers also up as strong sequentially and year-over-year?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes, we had strong awards across all the major customers.

Alexander John Rygiel - FBR Capital Markets & Co., Research Division - Director of Research

And you called out wireless backlog as being particularly strong. Can you quantify your wireless backlog at the end of the quarter, 12-month in total? And can you quantify wireless revenue in the quarter?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, we provided revenue before. As we said in the past, we're not going to start disaggregating backlog. But wireless revenue was up slightly year-over-year, and then you adjust for the extra week last year. So it was up. Our largest customer there was up organically, offset some of the moderation on the wireline side. And there will be -- as we disclosed in the customers, we've solidified our position in a number of states for work going into calendar '18 for a 3-year time period. So we feel better about the wireless business today than we ever have. And this is a business that at the run rates we'll see next year will be very substantial. And if you think about it 5 years ago, we basically didn't have a business there.

Alexander John Rygiel - FBR Capital Markets & Co., Research Division - Director of Research

Is your wireless backlog at an all-time high?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes.

Operator

Next question is from Adam Thalhimer with Thompson and Davis.

Adam Robert Thalhimer Thompson Davis & Company, Inc., Research Division - Director of Research

Steve, when I look at your guidance for Q2 versus Q1, your guidance is about half of the normal seasonal decline in revenue.

And I'm just curious where the strength is coming from, perhaps...

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

We have a very large program as a beginning, and we're blessed in the areas that we're active to be those parts of the countries that are less weather-affected than probably the average book of business for the company.

Adam Robert Thalhimer Thompson Davis & Company, Inc., Research Division - Director of Research

And is that revenue in backlog right now?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes.

Adam Robert Thalhimer Thompson Davis & Company, Inc., Research Division - Director of Research

Okay. And then what will be your early thoughts on FirstNet with AT&T?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

We think we have established with the new contract framework a pretty good position to grow our business for a number of reasons, including FirstNet as states opt in.

Adam Robert Thalhimer Thompson Davis & Company, Inc., Research Division - Director of Research

And then lastly, I'm just curious on CenturyLink. That was another customer where we were concerned about a pause in the back half of the year, but it wasn't really mentioned in terms of your guidance. Is that...

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, there’s always customers that are going to modulate around the trend, Adam. The primary one is the one that we talked about. There's others that go both directions. But the primary driver is a large customer, not CenturyLink.

Operator

And next, we'll go to Bill Newby with D. A. Davidson.

William James Newby - D.A. Davidson & Co., Research Division - Research Associate

I just kind of want to talk about the mix shift as you guys kind of move forward here and 5G starts to ramp up a little bit more. And it definitely sounds like you're -- the mix is going to shift more towards wireless. Is there anything we should be aware of there in terms of the operating mechanics? Are the margins pretty similar? Does anything change as you guys start to see that change in mix?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So I think there's going to be growth in wireless, but I think we're going to see substantial opportunities and growth on the wireline so I’m not so sure that the mix is going to shift as much as your question might imply. We manage all the businesses to get similar returns on capital, and we don't see anything particular about the wireless business that makes that any different from anything else that we do.

William James Newby - D.A. Davidson & Co., Research Division - Research Associate

Okay, that's fair. And then, I guess, in terms of capital allocation, is it -- does it start to look more and more attractive now as you see this -- I mean, the growth that you guys think is coming, do share buybacks start to look really attractive at this point?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, I mean, I think what we've always said, Bill, is we're going to support our growth. We had great operating cash flow not only in the quarter -- fourth quarter, but for the full year, right, generated free cash flow. So we have good cash flows in the business. We're going to always support organic growth first, right? That always makes the most sense as the highest returns, and then we'll look at share purchases and M&A based on opportunities.

Operator

And we'll go to Jennifer Fritzsche with Wells Fargo.

Jennifer Murtaugh Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

I wanted to focus on CenturyLink because the growth there was way ahead of my expectations, especially given they're involved in a large fiber deal with Level 3. Is your stance based on the leadership change there -- or leadership team in place that consumer will continue to be a large part in Dycom's role and the combined entity will continue at the current pace?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes, Jennifer. I don't know that we have a view. I mean, the business that we have with them is primarily consumer. We do a little bit of work on the more enterprise side. But I think they have a big footprint in 24 or 25 states, whatever it is. And we really don't have any information as to kind of any changes in direction. As you can tell, they were busy in the quarter.

Jennifer Murtaugh Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

And then, Steve, if I may, is most of their work maintenance? Or is it a combination of maintenance and new-build?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

It's always a combination of maintenance or what I would call some programs and routine CapEx, right? So there was some Connect America Fund work. There's always projects to enhance capacity and extend service to new customers, and so I think it was just a mix.

Operator

Our next question is from Noelle Dilts with Stifel.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

I just wanted to focus first a little bit on some of the drivers that you're seeing on gross margins. So you've talked about obviously some deleverage as your large customer moderates, but you've also talked about some headwinds associated with investing in the -- well, the initiation of customer programs. So cost associated with that. It looks like that continues into the second quarter, although your comments are suggesting that maybe those programs are starting to ramp as we get into the second quarter. So maybe you can give us some thoughts on, one, just how much of a drive this has been and how to think about that as we move into calendar '18 and these programs start to really ramp up.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So with respect to calendar '18, Noelle, I mean, we don't see anything about this book of business as any different than the business that we've had over the last several years. And we think that as we get busier and as we regain operating leverage in the business, that the margins will respond appropriately. There's always -- from quarter to quarter, there can be mix shifts. Some customers, we provide a larger percentage of our revenue with them as the provision of the materials that we actually install, and so there's always going to be a little bit of mix here and there. But we don't see the revenue next year as having any potentially different margins than what we have experienced over the last several years in the business.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

Okay. And then just a couple of housekeeping questions. Can you round out the top 10 customers? And then also, the breakdown of business going into your -- sorry, the underground facility locating and utility business?

H. Andrew DeFerrari - Dycom Industries, Inc. - CFO, SVP and Treasurer

Sure, Noelle. This is Drew. Charter Communications was #6 at 3.9% of revenue. Unnamed customer #7 was at 2.1% of revenue. Crown Castle was #8 at 1.3%. Frontier Communications was #9 at 1.2%. And Level 3 was #10 at 1.1%. And then for the split, telco was 66.7%, cable was 24.5%, facility locating was 6.1% and electrical and other was the balance at 2.7%.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

Great. And then just one more question just to make sure we're all understanding this correctly. It sounds like this work that you picked up in wireless -- and you noted AT&T in your slide. So it sounds like that is not necessarily work associated with FirstNet. So there's some additional opportunity there to come. Is that fair?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, I think we haven't said, Noelle -- I mean, we have a broad number of services we provide under those agreements. We could and probably will incorporate FirstNet. We have some view, but I think that will evolve as more states opt in.

Operator

The next question is from John Klobusicky with FMA Advisory.

John J. Klobusicky - FMA Advisory, Inc. - Co-CIO and Portfolio Manager

Last quarter, you had mentioned some lower visibility with a large customer, of which we mentioned as T. Are the Q4 numbers outside of -- below what your expectations were? Because you had discussed the impact of perhaps the merger or acquisition the telephone was making that there was low visibility and that it was common in the business that you have some low visibility for a while. I was just wondering if these Q4 numbers were at the lower end of what your internal expectations were or on the money or anywhere near.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, if we take the company as a whole, right, we were at the low end of the $25 million range or $30 million range that we have provided. We had some customers that were growing, some that were moderating. And I don't think that we calibrated it that finely, other than to say we got inside the range of the lower end. And so I guess to the extent we thought we'd be at the midpoint, then it was a little bit slower.

Operator

(Operator Instructions) And we do have a follow-up from Jennifer Fritzsche.

Jennifer Murtaugh Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

I just wanted to explore the 12-month backlog. I know it's more of an art not a science. But Steve, if I look back to prior fiscal years and what was deemed to be the 12-month backlog at a certain period, it seems like you exceeded it quite a bit. I mean, I'm not saying that, that is the trend. But can you just talk about how you define the 12-month versus the total backlog? How do you parse that out?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Sure. I mean, so we have a schedule of contracts by customer for which we either establish a run rate by looking on a trailing 12-month period and forecasting that ahead for both the next 12 months and then through the contract term. And then for those contracts that are project-based or where we have visibility and milestones from the customer, it actually includes our estimates of what revenue will need to be provided to the customer to meet those milestones. So it's a detailed contract-by-contract basis now. We have contracts that are renewing, right? So there are always contracts that are renewing during the period, where they're in the current run rate of the business but they may not be in the 12-month backlog until we get them renewed. And so that's why historically, 12-month backlog as a percentage of whatever the eventual next 12 months revenue are at a point in time is always lower because we're always booking new work. We're also renewing contracts through that 12-month period.

Operator

We do have a follow-up from Alex Rygiel.

Alexander John Rygiel - FBR Capital Markets & Co., Research Division - Director of Research

Steve, could you remind us -- or Drew, could you remind us about the seasonality within your operating cash flow, particularly over the next 6 months and how you see that playing out?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes. So our January quarter, because it's seasonally slower just because of the number of holidays, the reduced daylight working hours and the weather, it is always very strong from both operating cash flow and a free cash flow basis, as Drew highlighted in our comments, given that we have a couple quarter period where things are going to be slower, we're going to moderate our CapEx deployment in the first half of this fiscal year, and so that will generate additional free cash flow also.

Operator

And Mr. Nielsen, there are no further questions in queue.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Okay. Well, we appreciate everybody's attendance on the call. And just to be clear, our next earnings call will be on Tuesday morning before Thanksgiving in November. There will be a press release that's issued 1 week before the call providing the call-in details, and consider the call scheduled when that press release comes out. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.